UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2017

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2017, ViaSat, Inc. (“ViaSat”) completed the closing of the sale of $700.0 million in aggregate principal amount of its 5.625% Senior Notes due 2025 (the “Notes”). The Notes will not initially be guaranteed by any of ViaSat’s subsidiaries, but will be jointly and severally guaranteed on a senior unsecured basis (collectively, the “Guarantees”) by any of ViaSat’s domestic restricted subsidiaries which in the future may guarantee ViaSat’s revolving credit facility (collectively, the “Guarantors”).

The Notes were issued by ViaSat pursuant to an Indenture, dated as of September 21, 2017 (the “Indenture”), by and between ViaSat and Wilmington Trust, National Association (“Wilmington Trust”), as trustee, which governs the terms of the Notes. A copy of the Indenture, which includes the form of the Notes, is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

ViaSat used a portion of the net proceeds from the Notes offering (which are estimated to be approximately $690.1 million, after deducting estimated commissions and offering expenses) to repurchase $298.2 million in principal amount of its outstanding 6.875% Senior Notes due 2020 (the “2020 Notes”) pursuant to a cash tender offer commenced by ViaSat on September 5, 2017 and to redeem the remaining outstanding $276.8 million in principal amount of 2020 Notes not so purchased, as described further below. ViaSat intends to use the remaining net proceeds for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, working capital or capital expenditures.

The initial purchasers of the Notes were Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Citizens Capital Markets, Inc., BBVA Securities Inc. and BNP Paribas Securities Corp. Certain of the initial purchasers and certain of their affiliates have provided to ViaSat and its affiliates in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, the agents and lenders under ViaSat’s revolving credit facility include all of the initial purchasers or their affiliates, and an affiliate of J.P. Morgan Securities LLC acts as Ex-Im Facility Agent under the direct loan facility with the Export-Import Bank of the United States for the ViaSat-2 satellite (together with ViaSat’s revolving credit facility, the “Credit Facilities”). Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as dealer manager with respect to the tender offer for the 2020 Notes. Certain of the initial purchasers and/or their respective affiliates may hold 2020 Notes, and such initial purchasers or their affiliates may receive a portion of the proceeds of the Notes offering as a result.

A brief description of the terms of the Notes and the Indenture follows:

Interest. The Notes will bear interest at a rate of 5.625% per year, payable semi-annually in arrears in cash on September 15 and March 15 of each year, beginning on March 15, 2018. ViaSat will make each interest payment to the holders of record of the Notes on the immediately preceding September 1 and March 1.

Maturity. The Notes will mature on September 15, 2025, unless earlier redeemed or repurchased.

Ranking. The Notes are, and any future Guarantees will be, ViaSat’s and the applicable Guarantors’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured senior debt. The Notes are effectively junior in right of payment to their existing and future secured debt, including indebtedness under the Credit Facilities (in each case, to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of ViaSat’s subsidiaries that are not Guarantors, and are senior in right of payment to all of their existing and future subordinated indebtedness.

Redemption. ViaSat may redeem the Notes, in whole or in part, at any time on or after September 15, 2020 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Prior to September 15, 2020 ViaSat may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any. In addition, prior to September 15, 2020, ViaSat may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from specified equity offerings at the redemption price set forth in the Indenture; however, ViaSat may only make these redemptions if at least 50% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after such redemptions. ViaSat is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

If a “Change of Control Triggering Event” occurs (as defined in the Indenture), each holder of Notes may require ViaSat to repurchase all of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest.

Covenants. The Indenture contains covenants limiting ViaSat’s and its restricted subsidiaries’ ability to, among other things incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt that is junior in right of payment to the Notes; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into transactions with affiliates; reduce ViaSat’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.

Events of Default. Subject to the terms and conditions of the Indenture, each of the following, among other events, constitutes an event of default under the Indenture (after the expiration of the applicable grace periods specified therein): (1) failure by ViaSat to pay interest or premium, if any, on, or the principal of, the Notes when due; (2) failure by ViaSat or any of its restricted subsidiaries to comply with the covenants in the Indenture; (3) default by ViaSat or any of its restricted subsidiaries under any mortgage, indenture or instrument securing or evidencing indebtedness with an aggregate principal amount in excess of $50.0 million with respect to a default in the payment of principal, interest or premium when due or where such default results in the acceleration of such indebtedness; (4) failure of ViaSat or any of its significant subsidiaries to satisfy certain final judgments when due; (5) certain bankruptcy events; and (6) the Guarantee of a Guarantor in certain circumstances ceasing to be in full force and effect, being declared null and void in a judicial proceeding or being denied or disaffirmed by such Guarantor. Upon the occurrence of an event of default under the Indenture, the principal and accrued interest under the Notes then outstanding may be declared due and payable, subject to certain limitations.

Securities Laws. The Notes were issued through a private placement to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the U.S. in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act, are subject to restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell or buy securities, or the solicitation of an offer to sell or buy any securities.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on September 5, 2017, ViaSat launched a tender offer to purchase for cash any and all of its $575.0 million in aggregate principal amount of outstanding 2020 Notes, which tender offer was conditioned upon the receipt of net proceeds from one or more debt financings sufficient to purchase all 2020 Notes tendered. The tender offer was conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 5, 2017, and in the related Letter of Transmittal. The tender offer expired at 5:00 p.m., New York City time, on September 20, 2017. Also on September 5, 2017, ViaSat delivered a conditional notice of redemption to redeem any and all of its $575.0 million in aggregate principal amount of outstanding 2020 Notes not purchased in the cash tender offer pursuant to their optional redemption provisions at a price of 101.719% of the aggregate principal amount of outstanding Notes, plus accrued and unpaid interest to, but not including, the redemption date of October 5, 2017, which notice of redemption was conditioned upon the closing of the Notes offering.

On September 21, 2017, ViaSat accepted tenders for approximately $298.2 million in aggregate principal amount of outstanding 2020 Notes, and such accepted 2020 Notes were cancelled. The holders of the accepted 2020 Notes received total consideration of $1,019.00 per $1,000 principal amount of notes tendered, plus accrued and unpaid interest to, but excluding, September 21, 2017. The total cash payment to purchase the tendered 2020 Notes, including accrued and unpaid interest, was approximately $309.3 million, which ViaSat obtained from the closing of the private offering of the Notes described above.

Also on September 21, 2017, in connection with the redemption in full of all of the remaining 2020 Notes that were not purchased and cancelled pursuant to the cash tender offer, ViaSat deposited approximately $287.4 million with Wilmington Trust, as trustee, as trust funds solely for the benefit of the holders of such 2020 Notes.

In connection with the deposit with Wilmington Trust of all funds required to complete the redemption in full of all of the remaining 2020 Notes that were not purchased and cancelled pursuant to the cash tender offer on the redemption date, the Indenture, dated as of February 27, 2012, by and among ViaSat, the Subsidiary Guarantors (as defined therein) and Wilmington Trust, as trustee, governing the 2020 Notes was satisfied and discharged in accordance with its terms, effective September 21, 2017. Wilmington Trust also serves as trustee under the Indenture governing the Notes, and from time to time may provide other financial services to ViaSat and its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of September 21, 2017, between ViaSat, Inc. and Wilmington Trust, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: September 21, 2017	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel